Exhibit 99.1

For Immediate Release	Kronos Contact:	Paul Lacy

(978) 947-4944

placy@kronos.com

KRONOS® REPORTS FOURTH-QUARTER AND YEAR-END FISCAL 2005 RESULTS

Fourth Quarter Revenue and Earnings Exceed Consensus Estimates

CHELMSFORD, Mass., Oct. 26, 2005 — Kronos® Incorporated (Nasdaq: KRON) today reported financial results for the fourth quarter of Fiscal 2005. Revenue for the quarter increased to $149.8 million from $128.3 million for the same period a year ago. Net income for the quarter increased to $19.4 million, or $0.60 per diluted share, from $18.1 million, or $0.56 per diluted share, for the same period a year ago.

For the twelve-month period, revenue was $518.7 million as compared to $450.7 million for the twelve months of the prior year. For the twelve-month period, net income was $53.9 million, or $1.65 per diluted share, as compared to $46.3 million, or $1.44 per diluted share, for the twelve months of the prior year.

“Our strong performance in the fourth quarter capped off another successful year for Kronos, one in which we achieved our goals of expanding our leadership of the workforce management market and becoming a half-billion-dollar enterprise software company,” said Kronos Chief Executive Officer Mark S. Ain. “We are very pleased to have extended our 18-year track record of profitability while at the same time making strategic investments to fuel the growth of the business. Going forward, we believe that we’re well-positioned to broaden and deepen our solutions portfolio, accelerate our global expansion, and most importantly, increase the value we deliver to our customers.”

Total deferred maintenance, professional services, and product revenue on the balance sheet at the end of Fiscal 2005 totaled $147.4 million. In addition to this deferred revenue, Kronos has a growing backlog of professional services engagements not reflected on its balance sheet. The backlog of uncommitted professional services engagements is approximately $50 million. “The combination of the deferred revenue on our balance sheet and the professional services backlog represent a visible and dependable revenue source for future periods,” noted Ain.

Kronos exited Fiscal 2005 with $140 million in cash and investments and no debt. During the fourth quarter, Kronos repurchased 278,500 shares of common stock for $12.1 million. During Fiscal 2005, the company repurchased 884,896 shares of common stock for $39.5 million.

Fourth-Quarter Highlights

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Product revenue growth — Kronos closed a number of large customer contracts with high product revenue content as demand for its new workforce management solutions accelerated. In particular, the company’s scheduling, absence management, and labor activities software gained significant traction.

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Enterprise and mid-market success — The company achieved strong sales in both the mid-market and enterprise, as leading organizations of all sizes across a broad cross-section of industries chose Kronos solutions to staff, develop, deploy, track, and reward their workforce.

•	Notable customer wins across target vertical markets — Notable wins during the quarter included:
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The Federal Bureau of Investigation (FBI) signed a significant deal with Kronos in the fourth quarter. The FBI’s selection of Kronos’ webTA product was part of a contract awarded to immixTechnology, a reseller of Kronos products in the federal government marketplace.

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Knight Ridder, one of the largest newspaper publishers in the U.S, selected Workforce Central® to provide a standardized, centralized time and labor solution across its organization. The company chose Kronos because of its market leadership, implementation expertise, and the ability of the products to meet their business needs, including the management of complex union requirements.

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OhioHealth signed an agreement for 16,000 employee licenses of Workforce Central, including scheduling and time and labor, which will be deployed across multiple locations. This customer selected Kronos because of its superior product and services capabilities, and its reputation as a proven workforce management solutions provider for enterprise healthcare organizations.

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Retail Ventures Inc. (RVI), which operates stores under the DSW, Filene’s Basement, and Value City Department Store banners, purchased Kronos for Retail, and intends to implement it in its stores and distribution centers to help improve workforce productivity and control labor costs.

Fiscal 2005 Highlights

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Track record of growth — Kronos’ fourth quarter results mark the company’s 103rd consecutive quarter of year-over-year revenue growth and 74th consecutive quarter of profitability, continuing one of the longest records of growth in the software industry. (Note 1).

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Executive succession plan — The company announced an important milestone in its plan to evolve its top leadership. Effective Oct. 31, Mark S. Ain, founder, chairman, president, and chief executive officer of Kronos, will become executive chairman of the Board of Directors. As part of the succession plan, Aron Ain will become chief executive officer, and Paul Lacy will become president in addition to being the company’s chief financial officer.

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Acquisitions — In Fiscal 2005, Kronos purchased AD OPT Technologies Inc., a strategic acquisition that broadened its leadership in workforce scheduling. Kronos also acquired certain assets of two of its dealers, NexTime, Inc. and CTR Systems Time & Attendance, Inc., resulting in these dealers’ territories now being served by Kronos’ direct organizations.

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Technology innovation —Workforce Central 5.1 was released in 2005, setting a new standard for excellence in workforce management technology. Version 5.1 includes a leading-edge total absence management solution, as well as employee self-scheduling, a critical enabler of employee satisfaction. In addition, it provides advancements across the entire Workforce Central architecture that help reduce the total cost of ownership of using a Kronos solution. Version 5.1 also brought key enhancements to the company’s HR and payroll solutions including powerful performance and compensation functionality that links the two processes as never before.

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Scheduling momentum —Kronos saw strong, broad-based demand for its scheduling solutions from customers in healthcare, retail, manufacturing, transportation, government, education, and other verticals as an increasing number of organizations implemented strategies for workforce optimization.

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Demand for industry solutions — Kronos generated high levels of interest in its specialized solutions that address the business issues and unique workforce management needs of companies in its target markets. For example, Kronos’ federal government practice gained significant traction in 2005, as did Kronos for Retail, which is quickly becoming the most widely-deployed workforce management solution in the retail industry. The company also expanded its leadership in the healthcare market with Kronos for Healthcare, an integrated suite of workforce management solutions that helps providers control costs and better manage their workforce to deliver superior patient care.

Outlook

“This is a particularly exciting time in the history of Kronos. We’re in an outstanding competitive position as we enter Fiscal 2006. Demand for our products is robust, and we believe our opportunities for growth have never been greater,” said Ain. “While we are energized by our prospects for growth in revenue and earnings, we understand that the life of a company is marathon, not a sprint. We plan to continue to make investments in R&D, key strategic initiatives, and infrastructure improvements that we believe will enable Kronos to grow and prosper well beyond 2006. ”

“With respect to guidance, we expect to report revenue in the range of $133-136 million for the first quarter of Fiscal 2006, and $585-595 million for Fiscal Year 2006. Excluding the impact of Financial Accounting Standards Board Statement 123R, Share-Based Payment, we expect net income per diluted share in the range of $0.36-0.38 for the first quarter of Fiscal 2006, and $1.82-1.88 for Fiscal Year 2006. The impact of 123R should be approximately $0.08-0.09 for the first quarter of Fiscal 2006, and $0.32-0.36 for Fiscal Year 2006,” concluded Ain.

Conference Call Webcast

Kronos senior management plans to review its fourth-quarter and year-end Fiscal 2005 results during a conference call today beginning at 4:30 p.m. Eastern. The conference call will be webcast live at http://www.kronos.com/invest and will be available for replay purposes.

About Kronos Incorporated

Kronos Incorporated is the most trusted name in workforce management. Kronos helps organizations staff, develop, deploy, track, and reward their workforce, resulting in reduced costs, increased productivity, better decision-making, improved employee satisfaction, and alignment with organizational objectives. More than 20 million people use a Kronos solution every day. Learn more about Kronos’ high-impact enterprise solutions at www.kronos.com.

Safe Harbor Statement

This press release contains statements about the business prospects and estimates of Kronos’ financial results for future periods that are forward-looking statements that involve a number of risks and uncertainties, including the performance estimates and statements relating to earnings and revenue growth and profitability, and the estimated expense impact of SFAS 123R, the ability to close potential product sales transactions, the ability to realize revenues from the sales pipeline and backlog, market acceptance of our new products and enhancements, including those formerly offered by AD OPT Technologies, our ability to monitor and manage discretionary costs, growth in the market for our products and within the economy generally, and potential acquisitions. These statements are based on management’s expectations of future events as of the date of this press release, and Kronos assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management’s expectations. Among the important factors that could cause actual operating results to differ materially from those indicated by such forward-looking statements are delays in product development, including enhancements to existing products, product performance issues, competitive pressures, general economic conditions, possible disruption in commercial activities caused by terrorist activity and armed conflict, such as changes in logistics and security arrangement and the risk factors detailed in the company’s Annual Report on Form 10-K filed with the SEC on December 14, 2004 and its quarterly report on Form 10-Q filed with the SEC on August 11, 2005. The timing of the release of new products or product enhancements will take place if and when available and at the sole discretion of Kronos.

Note 1: Excluding a one-time special charge in the second quarter of Fiscal 2001.

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© 2005 Kronos Incorporated. Kronos, Workforce Central, and the Kronos logo are registered trademarks of Kronos Incorporated or a related company. All other product and company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

KRONOS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)
UNAUDITED

	Three Months Ended		Twelve Months Ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Net revenues:
Product	$68,620	$61,692	$221,569	$196,739
Maintenance	45,793	37,219	170,692	144,997
Professional services	35,357	29,431	126,397	108,958

	149,770	128,342	518,658	450,694
Cost of sales:
Costs of product	13,443	11,834	48,455	42,848
Costs of maintenance and professional services	41,576	33,715	151,583	133,220

	55,019	45,549	200,038	176,068

Gross profit	94,751	82,793	318,620	274,626
Operating expenses and other income:
Sales and marketing	38,618	34,239	145,643	131,233
Engineering, research and development	13,136	12,646	50,659	44,122
General and administrative	13,065	8,979	41,647	31,335
Amortization of intangible assets	1,393	942	4,843	3,953
Other income, net	(1,278)	(1,275)	(5,710)	(5,619)

	64,934	55,531	237,082	205,024
Income before income taxes	29,817	27,262	81,538	69,602
Provision for income taxes	10,423	9,199	27,634	23,352

Net income	$19,394	$18,063	$53,904	$46,250

Net income per common share:
Basic	$0.61	$0.58	$1.69	$1.49

Diluted	$0.60	$0.56	$1.65	$1.44

Weighted-average common shares outstanding:
Basic	31,751,607	31,218,956	31,804,861	31,002,886

Diluted	32,355,178	32,165,005	32,593,040	32,031,010

KRONOS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
UNAUDITED

	September 30, 2005	September 30, 2004
ASSETS
Current assets:
Cash and equivalents	$43,492	$45,877
Marketable securities	37,078	45,260
Accounts receivable, less allowances of $11,156
at September 30, 2005 and $9,143 at September 30, 2004	120,746	91,973
Deferred income taxes	11,408	8,951
Other current assets	20,142	22,778

Total current assets	232,866	214,839
Marketable securities	59,865	98,005
Property, plant and equipment, net	56,158	43,832
Intangible assets	46,903	20,697
Goodwill	142,665	81,154
Capitalized software, net	23,092	22,871
Other assets	18,348	24,432

Total assets	$579,897	$505,830

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,000	$9,988
Accrued compensation	43,379	39,962
Accrued expenses and other current liabilities	25,890	17,376
Deferred product revenues	3,938	9,844
Deferred professional service revenues	36,530	40,525
Deferred maintenance revenues	102,038	87,000

Total current liabilities	222,775	204,695
Deferred maintenance revenues	4,921	7,251
Deferred income taxes	15,261	12,000
Other liabilities	4,435	2,824
Shareholders' equity:
Preferred Stock, par value $1.00 per share: authorized 1,000,000 shares,
no shares issued and outstanding	--	--
Common Stock, par value $.01 per share: authorized 50,000,000 shares, 31,724,460 and
31,335,340 shares issued at September 30, 2005 and September 30, 2004, respectively	317	312
Additional paid-in capital	52,802	54,113
Retained earnings	277,995	224,091
Accumulated other comprehensive income:
Foreign currency translation	1,977	653
Net unrealized (loss) on available-for-sale investments	(586)	(109)

	1,391	544
Total shareholders' equity	332,505	279,060

Total liabilities and shareholders' equity	$579,897	$505,830